Results of Meeting of Shareholders

AXP PROGRESSIVE FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(Unaudited)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1
To elect the thirteen nominees specified below as Board members*.

                                Shares Voted "For"      Shares Withholding Authority to Vote
Arne H. Carlson                   17,556,986.346                    990,632.707
Philip J. Carroll, Jr.            17,631,333.188                    916,285.865
Livio D. DeSimone                 17,622,728.263                    924,890.790
Barbara H. Fraser                 17,615,231.951                    932,387.102
Ira D. Hall                       17,607,431.724                    940,187.329
Heinz F. Hutter                   17,618,072.706                    929,546.347
Anne P. Jones                     17,625,520.556                    922,098.497
Stephen R. Lewis, Jr.             17,643,219.846                    904,399.207
Alan G. Quasha                    17,649,826.179                    897,792.874
Stephen W. Roszell                17,648,490.423                    899,128.630
Alan K. Simpson                   17,220,317.959                  1,327,301.094
Alison Taunton-Rigby              17,627,851.608                    919,767.445
William F. Truscott               17,635,344.542                    912,274.511

Proposal 2
To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  14,795,244.730        2,588,381.063        716,703.260          447,290.000

2(b). To change the name of the corporation.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  15,731,173.746        2,010,651.831        805,793.476             0.000

Proposal 4
To approve changes to the Investment Management Services Agreement:

4(b). To modify the performance incentive adjustment calculation.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  14,931,438.679        2,170,310.588        998,579.786          447,290.000

* Denotes Registrant-wide proposals and voting results.